Exhibit 10.31

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT is effective as of the 27th day of May, 2015 (this “Agreement”), and is between Infiltrator Water Technologies, LLC, a Delaware limited liability company with its principal office at Old Saybrook, Connecticut (the “Company”), and Roy E. Moore, Jr. of Killingworth, Connecticut (the “Executive”).

1.Background. The Executive and the Company (f/k/a Infiltrator Systems, Inc.) are parties to an Employment Agreement dated as of March 13, 2000, as amended by that certain Amendment to Employment Agreement, dated January 1, 2005, that certain Amendment to Employment Agreement, dated September 10, 2005 and those certain Amendments to Employment Agreement, dated January 1, 2006 (such agreement as so amended, the “Employment Agreement”), pursuant to which the Executive is currently employed as President and Chief Executive Officer of the Company.

In accordance with Section 12(d) of the Employment Agreement, the Executive and the Company desire to amend and restate the Employment Agreement in its entirety in the manner set forth in this Agreement.

The Executive is a key employee of the Company and the Company desires that his services and loyalty continue to be available to it.

The Company desires to continue to receive the services of Executive and the benefits of the covenant not to compete and the covenants and agreements contained in this Agreement, and the Executive desires to continue to serve the Company and to receive the consideration set forth in this Agreement.

In consideration of (a) the grant of stock to Executive under the Infiltrator Water Technologies Ultimate Holdings, Inc. Stock Option Plan, which is being made concurrently with the execution of this Agreement; (b) the security of continued employment as evidenced by this Agreement that would not exist if the Executive were an at-will employee; and (c) other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive is entering into this Agreement.

Executive acknowledges that the consideration described in the preceding paragraph is sufficient for his covenants in this Agreement.

2.Term of Employment. The Company agrees to employ the Executive as its President and Chief Executive Officer and the Executive agrees to continue such employment with the Company until the first anniversary of the date hereof (the “Initial Term”) unless sooner terminated as provided in this Agreement. At the conclusion of the Initial Term, and annually thereafter, the term shall automatically be extended by an additional one (1) year, unless either party elects not to extend the term by giving the other party written notice of its election at least ninety (90) days prior to the applicable expiration date. The Initial Term and all extensions are referred to as the “Employment Period”.

3.Duties.

(a)During the Employment Period, the Executive shall perform the duties and exercise the powers relating to the Company as the board of directors of Infiltrator Water Technologies Ultimate Holdings, Inc. (the “Board”) shall from time to time assign to him. The Board shall not assign to the Executive duties which are inconsistent with duties traditionally performed by a President and Chief Executive Officer without the Executive’s prior consent.

(b)During the Employment Period, the Executive shall devote his entire business time, best efforts and ability to the business of the Company, shall faithfully and diligently perform the duties of his employment with the Company, and shall comply with the overall policies established by the Board of the Company.

4.Compensation and Benefits.

(a)The Company shall pay the Executive a salary at the initial annual rate of Four Hundred Forty Thousand Three Hundred Twenty-Five Dollars and Ninety-Six Cents ($440,325.96) (the “Base Salary”), which salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices (as in effect from time to time). On January 1, 2016 and on each January 1st throughout the Employment Period thereafter, the Board will consider, and may agree to, increases in the Executive’s Base Salary under this Agreement based upon the performance of the Company and of the Executive. The Executive’s salary shall not be decreased during the Employment Period unless the decrease is part of an overall decrease in salaries of all members of senior management and all such members receive the same percentage decrease. All increases or decreases in the Executive’s Base Salary effected under this Paragraph 4(a) shall be reflected on Schedule A attached hereto, which shall be updated accordingly, and all updates shall become part of this Agreement and a copy thereof shall be delivered to the Executive.

(b)In addition to the Base Salary, for each calendar year during the Employment Period, beginning with the calendar year ending December 31, 2015, the Executive shall be entitled to participate in an annual incentive bonus plan established by the Board (the “Annual Incentive Plan”). The Annual Incentive Plan for the calendar year ending December 31, 2015 is reflected on Schedule B attached hereto. The Executive will be eligible to earn a target annual bonus under the Annual Incentive Plan of up to fifty percent (50%) of the Executive’s Base Salary in effect on January 1st of that same year. The bonus actually awarded to the Executive under the Annual Incentive Plan shall be determined by the Board in its sole discretion based upon the performance of the Executive and the achievement by the Company of financial, operating and other performance goals set by the Board by January 31st of such year, but effective as of January 1st of that same year. Unless otherwise agreed to by the Executive, beginning January 1, 2016 any such bonus amount for any calendar year shall be earned (if awarded by the Board) on the last day of the applicable calendar year and paid by the Company by March 15 of the following calendar year.

(c)Upon submission of appropriate invoices, the Company shall reimburse the Executive for all reasonable expenses incurred by the Executive in the performance of his duties under this Agreement in furthering the business of the Company, in accordance with the Company’s policies.

(d)The Executive shall be entitled to participate in any employee benefit plans or programs available to the Company’s senior management employees as in effect from time to time, to the extent that the Executive may be eligible to do so under the applicable provisions of the plans.

(e)The Executive shall be entitled to twenty-nine (29) days paid vacation each calendar year, to be taken at a time or times as shall be mutually agreed upon by the Company and the Executive.

5.Termination.

(a)The Employment Period shall terminate automatically and immediately upon (i) the Executive’s resignation for any or no reason, (ii) the Executive’s death, or (iii) the termination of the

Executive’s employment by the Company for any or no reason (whether for cause (as defined in Paragraph 5(c)) or without cause).

(b)lf, during the Employment Period, the Executive dies or becomes disabled, such that, for physical or mental reasons, he is unable to perform substantially all of his usual duties to the Company on a full-time basis for a period of ninety (90) days, subject to the Company’s duties to provide reasonable accommodation under applicable law, then the Company’s obligations under this Agreement (and the Executive’s employment with the Company) shall terminate immediately and the Executive or the Executive’s estate, as applicable, shall be entitled to (i) all arrearages of salary, (ii) any earned but unpaid incentive bonus, (iii) a pro-rata portion of the Executive’s annual bonus under the Annual Incentive Plan for the calendar year in which such death, disability or termination occurs based upon the Company’s actual results (including, for the avoidance of doubt, the degree of satisfaction of any underlying performance goals) for such year (determined by multiplying the amount of such bonus which would be due for the full calendar year by a fraction, the numerator of which is the number of days during the calendar year of separation that the Executive is employed by the Company and the denominator of which is 365) payable at the same time bonuses for such year are paid to other senior executives of the Company pursuant to the Annual Incentive Plan, and (iv) expense reimbursement payable in accordance with the Company’s payroll and expense reimbursement practices, but shall not be entitled to further compensation or benefits. If the Executive resigns for any (or no) reason then the Company’s obligations under this Agreement (and the Executive’s employment with the Company) shall terminate immediately and the Executive shall be entitled to (i) all arrearages of salary, (ii) any earned but unpaid incentive bonus, and (iii) expense reimbursement payable in accordance with the Company’s payroll and expense reimbursement practices, but shall not be entitled to further compensation or benefits.

(c)The Company’s obligations under this Agreement and the Executive’s employment with the Company may be terminated for cause at any time upon written notice from the Company to the Executive, which notice shall set forth the facts on which the termination is based. Upon a termination of employment by the Company with cause, the Executive shall be entitled to all arrearages of salary and expense reimbursement payable in accordance with the Company’s payroll and expense reimbursement practices, but shall not be entitled to further compensation or benefits. As used in this Agreement, “cause” shall include: (i) the Executive’s having been convicted of any crime which involves fraud, embezzlement, theft or dishonesty; or (ii) any substantial failure, inability or refusal to perform, or breach of, his duties as an employee of the Company which remains uncured thirty (30) days after written notice from the Company to the Executive; provided, however, that if the breach is of a type which cannot be cured within thirty (30) days despite Executive’s best efforts to do so, Executive shall not be in breach if he diligently pursues the cure to completion. In the event that the Executive’s employment is terminated pursuant to this Paragraph 5(c), the Company may further direct the Executive to cease immediately all activities on behalf of the Company, to remove any personal belongings from the premises of the Company and to discontinue using any of the Company’s facilities; provided, however, that in the event of these directions, the Company shall continue to provide the Executive with salary and other benefits required by this Agreement until the expiration of any notice period required by this Paragraph 5(c).

(d)In the event that the Company shall terminate Executive’s employment during the Employment Period without cause or due to a non-renewal of term of this Agreement by the Company pursuant to Section 2, then the Executive shall be entitled to receive (i) all arrearages of salary and the Executive’s then current Base Salary through the date of such termination and for a twelve (12)-month period immediately thereafter payable in accordance with the Company’s general payroll practices, (ii) to the extent the Executive elects continuation coverage for health, dental and/or vision under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), an amount equal to the portion of the applicable premium or contribution under COBRA for health, dental and/or vision coverage that exceeds the amount of the premium or contribution that the Executive paid for such coverage as an active employee immediately prior to his termination date (under this Paragraph 5(d)), paid for a twelve (12)-month period immediately following the date of such termination in accordance with the Company’s general payroll practices, (iii) any earned but unpaid incentive bonus and an annual bonus under the Annual Incentive Plan for the calendar year in which such termination occurs determined and payable in accordance with Paragraph 4(b) as if such termination had not occurred, and (iv) expense reimbursement payable in accordance with the Company’s payroll and expense reimbursement practices.

(e)Anything in this Agreement to the contrary notwithstanding, the Executive shall not be entitled to receive any payments pursuant to Paragraph 5(d) (and the Executive shall forfeit all rights to such payments) unless the Executive has executed and delivered to the Company a customary and general release in form reasonably satisfactory to the Board (the “General Release”), and so long as such General Release remains in full force and effect, has not been revoked and is no longer subject to revocation, within sixty (60) days after the date of termination, and the Executive shall be entitled to receive such payments only so long as the Executive has not breached any of the provisions of the General Release, Paragraphs 6, 7, 8, 9, 10 or 11 hereof or any provision of any option agreement, investment agreement or other agreement between the Executive and the Company or any of its affiliates. If the General Release is timely executed and delivered and no longer subject to revocation as provided in the preceding sentence, then the following shall apply:

(i)To the extent any such cash payment to be provided is not “deferred compensation” for purposes of Code Section 409A, then such payment shall commence upon the first scheduled payment date immediately after the date the General Release is timely executed and delivered and no longer subject to revocation (the “Release Effective Date”). The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Agreement applied as though such payments commenced immediately upon termination of employment, and any payments made after the Release Effective Date shall continue as provided herein. The delayed payments shall in any event expire at the time such payments would have expired had such payments commenced immediately following the Executive’s termination of employment.

(ii)To the extent any such cash payment to be provided is “deferred compensation” for purposes of Code Section 409A, then such payment shall be made or commence upon the sixtieth (60th) day following the Executive’s termination of employment. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon the Executive’s termination of employment, and any payments made after the sixtieth (60th) day following the Executive’s termination of employment shall continue as provided herein. The delayed payments shall in any event expire at the time such payments would have expired had such payments commenced immediately following the Executive’s termination of employment.

Notwithstanding any other payment schedule provided herein to the contrary, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then any payment that is considered deferred compensation under Code Section 409A payable on account of a “separation from service” shall not be made or provided until the date which is the earlier of (x) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive and (y) the date of the Executive’s death (the “Delay Period”) to the extent required under Code Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to the immediately preceding sentence (whether they otherwise would have been payable in a lump sum or in installments in the absence of such delay) shall be paid to the Executive in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(f)The intent of the parties hereto is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”). Accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Employee and the Company of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever shall the Company or any of its respective affiliates be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “termination of the Employment Period” or like terms shall mean “separation from service.” To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation for purposes of Code Section 409A, (a) all expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive (provided that if any such reimbursements constitute taxable income to the Executive, such reimbursements shall be paid no later than March 15th of the calendar year following the calendar year in which the expenses to be reimbursed were incurred), (b) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit and (c) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year. For purposes of Code Section 409A, the Executive’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A

6.Noncompetition Agreement.

(a)The Executive covenants and agrees with the Company that, during the term of this Agreement, during the period in which the Executive receives any severance compensation or benefits hereunder and, whether or not the Executive is receiving any severance compensation or benefits hereunder, during the period beginning on the date of the termination of Executive’s employment hereunder through the second anniversary of such date, the Executive will not, anywhere in the Restricted Area (as defined in Paragraph 6(c)), either directly or indirectly, solely or jointly with any other person, firm, corporation or other organization, as an employee, consultant, individual proprietor, partner, shareholder, director, officer, member, manager, joint venturer, investor, lender, or in any other capacity, compete with the business of the Company as conducted during the term of this Agreement, including by participating in the design, manufacture and/or sale of engineered plastic chambers, synthetic aggregate, tanks and/or accessories for the onsite wastewater and/or stormwater industries.

(b)The Executive acknowledges the importance of the Company’s relationship with Advanced Drainage Systems, Inc. (together with its Affiliates, “ADS”) for the livelihood and financial success of the Company and specifically covenants and agrees with the Company that, during the term of this Agreement, during the period in which the Executive receives any severance compensation or benefits hereunder and, whether or not the Executive is receiving any severance compensation or benefits hereunder, during the period beginning on the date of the termination of Executive’s employment hereunder through the second anniversary of such date, the Executive will not become an employee of or consultant to, or otherwise provide services to, ADS.

(c)As used in this Paragraph 6: (i) the term “compete” shall mean engaging, participating, or being involved in any respect in the business of, or furnishing any aid, assistance or service of any kind to any person in connection with, the design, manufacture, production, distribution, sale, marketing, merchandising, import or export of any product or service similar in either design or function, or both, to any product or service at any time designed, manufactured, produced, distributed, sold, marketed, merchandised, imported and/or exported by the Company related to the engineered plastic chambers, synthetic aggregate, tanks and/or accessories for the onsite wastewater and/or stormwater industries (the “Restricted Business”); and (ii) the term “Restricted Area” shall mean all of the states of the United States and Canada, it being acknowledged by the Executive that the Company is now marketing and selling products throughout the United States and Canada.

(d)Notwithstanding the foregoing, the Executive may directly or indirectly own, solely as an investment, equity securities of any corporation engaged in the Restricted Business which are publicly traded on a national stock exchange, if the Executive (i) is not a controlling person of, or a member of a group which controls, such corporation, (ii) does not directly or indirectly own more than two percent (2%) of any class of securities of such corporation, and (iii) does not undertake any of the activities contemplated by this Paragraph 6 (other than the purchase of such equity securities) and otherwise has no active participation in the business of such corporation.

(e)If it is determined through appropriate proceedings that the Executive has breached the covenant set forth in this Paragraph 6, the term of the covenant shall be extended for a term equal to the period for which the Executive is determined to have breached the covenant.

7.Covenant Not to Disclose. The Executive agrees that, by virtue of the performance of the normal duties of his position with the Company and by virtue of the relationship of trust and confidence between the Executive and the Company, he possesses certain data and knowledge of operations of the Company which are proprietary in nature and confidential, and which are critical to the continued success of the Company. The Executive covenants and agrees that, except as authorized by the Company, he will not, at any time during the Employment Period or after termination of employment for any reason, reveal to any person or entity (other than the Company) or use for his own account or the account of any person or entity (other than the Company), any confidential or proprietary information whatever of the Company whether or not obtained with the knowledge and permission of the Company and whether or not developed, devised or otherwise created in whole or in part by the efforts of the Executive. Executive acknowledges that the Company is in a highly competitive business, and that disclosure of any of the Company’s confidential or proprietary information would be detrimental to the Company, its employees, and its shareholders. The confidential or proprietary information of the Company includes, but is not limited to, technology, discoveries, processes, test results, sales and marketing information, customer names and information, customer lists, trade secrets, pricing policies, bid amounts and bid strategies, and financial information; provided that information that is already in the public domain (other than as a result of the Executive’s breach of this Section 7 or any breach of other confidentiality obligations by third parties) shall not be confidential or proprietary information of the Company. In the event that the Executive is legally required, based on the written opinion of outside legal counsel, to disclose any confidential or proprietary information of the Company, the Executive will give the Company prompt written notice of such requirement so that the Company may seek an appropriate protective order or other remedy and the

Executive will cooperate with the Company to obtain such protective order. In the event that such protective order or other remedy is not obtained, the Executive will furnish only that portion of the confidential or proprietary information of the Company that is legally required to be disclosed, based on the written opinion of outside legal counsel, and use his best efforts, at the Company’s sole cost and expense, to obtain assurances that confidential treatment will be accorded to such information.

8.Non-interference Covenant. Executive covenants and agrees that he will not, at any time during the term of this Agreement, during the period in which the Executive receives any severance compensation or benefits hereunder and, whether or not the Executive is receiving any severance compensation or benefits hereunder, during the period beginning on the date of the termination of Executive’s employment hereunder through the second anniversary of such date, directly or indirectly, for whatever reason, whether for his own account or for the account of any other person, firm, corporation or other organization, solicit or otherwise interfere with any of the Company’s contracts or relationships with any customer, employee, independent contractor, distributor, client, customer or supplier.

9.Assignment of Inventions. The Executive shall communicate promptly and fully in writing to the Company, and Executive hereby irrevocably assigns to the Company all of his right, title and interest in and to (and hereby waives all moral rights with respect to), all those inventions, discoveries, processes, designs improvements, works of authorship, trade secrets and other intellectual property (the “Inventions”) which are or may be used in connection with or otherwise relate to the Company’s or any of its subsidiaries’ actual or anticipated business, research or development or existing or future products or services, and which are or have been (whether on, after or prior to the date hereof) authored, created, conceived or developed by the Executive, either alone or with others and whether during working hours or otherwise, during his employment with the Company. At the request and expense of the Company, the Executive will assist the Company or its designee to the best of his ability (a) to obtain patents and all similar rights for the Inventions, including specifically the execution of patent applications and (b) to execute any documents and to take any actions reasonably deemed necessary by the Company to create, maintain or enforce the Company’s rights or those of its designee in the patents and the Inventions.

10.Business Materials and Property Disclosure. All written materials, records and documents made by the Executive or coming into his possession concerning the business or affairs of the Company shall be the sole property of the Company and, upon termination of his employment with the Company, the Executive shall deliver the same to the Company and shall retain no copies. The Executive shall also return to the Company all other property in his possession owned by the Company upon termination of his employment.

11.Cooperation. During the Employment Period and thereafter, the Executive shall cooperate with the Company and its affiliates in any internal investigation or administrative, regulatory or judicial investigation or proceeding or any dispute with any third party as reasonably requested by the Company or any of its affiliates including, without limitation, the Executive being available upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into the Executive’s possession, all at times and on schedules that are reasonably consistent with the Executive’s other permitted activities and commitments. In the event the Company or any of its affiliates requires any such cooperation from the Executive after termination of the Employment Period, the Company shall reimburse the Executive for reasonable expenses incurred in connection therewith (including lodging and meals, upon submission of receipts).

12.Breach by Executive. The Executive recognizes that he has worked for Infiltrator Systems, Inc. (“ISI”) for 28 years, and has been involved with the most highly sensitive and confidential information at ISI concerning operations, finances and strategic planning. As a result, Executive recognizes that his employment or involvement with a competing entity could have a devastating impact on the livelihood and financial success of the Company, and that such employment or involvement likely would inevitably involve the disclosure of confidential Company information. In order to prevent such damage to Company, Executive agrees that (a) the restrictions contained in Paragraphs 6, 7, 8, 9, 10 and 11 (collectively, the “Restrictions”) are reasonable and necessary to protect the Company’s business interests and that the Restrictions have been tailored to protect those interests; (b) that his failure to observe and comply with the Restrictions will cause irreparable harm to the Company; (c) the consideration for the Restrictions is fair; (d) the Restrictions shall not deprive the Executive of his ability to earn a reasonable living and Executive has general business skills which are applicable outside of the Business and which will allow him to obtain employment without violating this Agreement; (e) it is and will continue to be difficult to ascertain the nature, scope and extent of any harm caused by Executive’s breach of this Agreement; and (f) a remedy at law for such breach by Executive will be inadequate. Accordingly, it is the intention of the parties that, in addition to any other rights and remedies which the Company may have in the event of any breach of Paragraph 6, 7, 8, 9, 10 or 11. the Company shall be entitled, and is expressly and irrevocably authorized by Executive, to demand and obtain specific performance, including without limitation temporary and permanent injunctive relief, and all other appropriate equitable relief against Executive in order to enforce against Executive, or in order to prevent any breach or any threatened breach by the Executive, of the covenants and agreements contained in Paragraph 6, 7, 8, 9, 10 or 11. The Executive has entered into this Agreement knowingly and voluntarily.

13.General Provisions.

(a)All notices required by this Agreement shall be in writing and shall be sufficiently given if delivered personally or mailed by registered mail or certified mail, return receipt requested, to the parties at their then current addresses. All notices shall be deemed to have been given as of the date so delivered or mailed.

(b)Except insofar as the Executive may be subject to general policies adopted by the Company from time to time, this Agreement contains the entire transaction between the parties, there are no other representations, warranties, conditions or agreements relating to the subject matter of this Agreement and this Agreement supersedes all prior agreements, oral or written, relating to the subject matter hereof, including, for the avoidance of doubt, the Employment Agreement; provided, that the Restrictions contained in Paragraphs 6, 7, 8, 9, 10 and 11 are independent of, supplemental to and do not modify, supersede or restrict (and shall not be modified, superseded by or restricted by) any restrictive covenants in any other current or future agreement unless reference is made to the specific provisions hereof which are intended to be superseded.

(c)The waiver by any party of any breach or default of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

(d)This Agreement may not be changed orally but only by an agreement in writing executed on behalf of the party against which enforcement of any waiver, change, modification, consent or discharge is sought. No amendment or modification of this Agreement shall be effective without the prior written approval of the Board.

(e)This Agreement shall be binding upon and inure to the benefit of the Company and the Executive and their respective successors, assigns, heirs and legal representatives. Insofar as Executive is concerned, this Agreement is personal and the Executive’s duties under it shall not be assigned.

(f)Each of the parties agrees to execute all further instruments and documents and to take all further action as the other party may reasonably request in order to effectuate the terms and purposes of this Agreement. The Company shall be entitled to deduct or withhold from any amounts owing to the Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes (“Taxes”) imposed with respect to the Executive’s compensation or other payments from the Company (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity), as may be required to be deducted or withheld by any applicable law or regulation. In the event the Company does not make such deductions or withholdings, the Executive shall indemnify the Company for any amounts paid with respect to any such Taxes, together (if such failure to withhold was at the written direction of the Executive or if the Executive was informed in writing by the Company that such deductions or withholdings were not made) with any interest, penalties and related expenses thereto.

(g)This Agreement may be executed in one or more counterparts (including by means of facsimile or by electronic transmission in portable document format (pdf) or comparable electronic transmission), all of which taken together shall constitute one and the same instrument.

(h)All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal law of the State of Connecticut without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Connecticut or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Connecticut. Subject to the rights of the parties to seek specific performance or other equitable relief, including in accordance with Section 12 of this Agreement, in any jurisdiction, each party hereto agrees that it shall bring any action between the parties hereto arising out of or related solely to this Agreement exclusively in the United States District Court for the District of Connecticut and the appellate courts having jurisdiction of appeals in such courts or, to the extent such federal courts do not have subject matter jurisdiction, the Superior Court of the State of Connecticut (collectively, the “Chosen Courts”), and, solely with respect to any such action (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party in any such action shall be effective if notice is given in accordance with Paragraph 13(a). Notwithstanding the foregoing sentence, the Executive agrees that he shall bring any action between the parties hereto arising out of or related to any equity agreement between the parties hereto (including (A) the Stockholders Agreement and Registration Agreement, each dated as of the date hereof, by and among 2461461 Ontario Limited, the Executive and the other signatories thereto, (B) the Rollover and Sale Agreement, dated as of the date hereof, by and between the Company and the Executive, (C) the Company’s Stock Option Plan and Incentive Bonus Plan, each dated as of the date hereof and (D) any Option Agreement entered into at any time between the Company and the Executive) exclusively in the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts or, to the extent such federal courts do not have subject matter jurisdiction, the Superior Court of the State of Delaware (collectively, the “Delaware Courts”), and, with respect to any such action (i) irrevocably submits to the exclusive jurisdiction of the Delaware Courts, (ii) waives any objection to laying venue in any such action in the Delaware Courts, (iii) waives any objection that the Delaware Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party in any such action shall be effective if notice is given in accordance with Paragraph 13(a). EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR

HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(i)Subject to any reformation of any term or provision of this Agreement made or which could be made in accordance with Section 13(j), if any term or provision of this Agreement is held or deemed to be invalid or unenforceable, in whole or in part, for any reason (including without limitation geographic, temporal or subject matter scope overbreadth), such term or provision shall be ineffective to the extent of such invalidity or unenforceability only, and the remaining terms and provisions of this Agreement shall continue in full force and effect. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

(j)The Company and the Executive desire and intend that the Restrictions be given effect to the maximum extent permitted by law and equity. They therefore respectfully request that any Restriction determined to be overbroad in any manner shall be reformed or interpreted to give that Restriction the maximum effect permissible by law and equity, and Executive agrees to the enforcement of the Restriction as so modified.

(k)Executive has carefully considered the nature and extent of the Restrictions upon him and the rights and remedies conferred upon the Company under this Agreement, and acknowledges and agrees the same are reasonable with respect to time and territory, are designed to preclude competition which would be unfair to the Company, are fully required to protect the legitimate business interests of the Company, and do not confer benefits upon the Company disproportionate to the detriment to Executive. Executive further agrees to waive any objection to or defense in respect of the geographical scope and duration of the restriction on competition as set forth in Paragraph 6.

(l)All of the provisions of this Agreement, other than Paragraphs 2, 3, 4, 5(a), 5(b) and 5(c), shall survive the termination of the Employment Period.

* * * * * * * * * * * * *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INFILTRATOR WATER TECHNOLOGIES, LLC

By: /s/ Robert F. McHugh

Name:Robert F. McHugh

Title:Chief Financial Officer and Treasurer

EXECUTIVE

/s/ Roy E. Moore Jr.

Roy E. Moore, Jr.

SCHEDULE A

Employee's Salary

SCHEDULE B

Annual Incentive Plan